Exhibit 99.1

FOR IMMEDIATE RELEASE

Dec. 20, 2021

Chesapeake Utilities Corporation Announces Officer Promotions

DOVER, Del. – Chesapeake Utilities Corporation (NYSE: CPK) announced today the promotions of six Company leaders, effective Jan. 1, 2022:

•	Jeff Sylvester, promotion to Chief Operating Officer

•	Kevin Webber, promotion to Chief Development Officer

•	Michael Galtman, promotion to Senior Vice President and Chief Accounting Officer

•	Mike Cassel, promotion to Vice President, Governmental and Regulatory Affairs

•	Stacie Roberts, promotion to Vice President, Corporate Governance

•	Lindsay Orr, promotion to Assistant Vice President and Associate General Counsel

“I am proud to announce the latest changes to our leadership team at Chesapeake Utilities,” said Jeff Householder, President and CEO. “Each of these individuals has made significant contributions within our organization and is deserving of the recognition. These leaders have played pivotal roles in our Business Transformation efforts, business development activities, response to the COVID-19 pandemic, governance activities, energy transition engagement and many others. These individuals are committed to excellence, and their direction and leadership will be a guiding force in moving the Company forward in executing its growth strategy.”

Jeff Sylvester will assume responsibilities for all of the Company’s business operations. This includes oversight of the nonregulated operations in addition to the current responsibilities for the Company’s regulated segments. His expanded role will include propane operations, Eight Flags and Marlin Gas Services operations. In 2019, Sylvester was appointed Senior Vice President of Chesapeake Utilities Corporation. He provides oversight of the Company’s regulated operations, including the interstate natural gas transmission pipeline and distribution businesses on the Delmarva Peninsula; the intrastate natural gas pipeline and natural gas and electric distribution businesses in Florida; the unregulated natural gas pipeline infrastructure operation in Ohio; and customer care operations. Sylvester has more than 15 years of experience in the energy sector and recently served as Vice President of Nebraska Gas Operations for Black Hills Corporation. Prior to this position, Sylvester held leadership positions in the information technology, gas marketing and customer care operations at Chesapeake Utilities Corporation. Sylvester is a board member of the Southern Gas Association.

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Kevin Webber will increase his focus on new business development and expansion, including in renewable energy. He will be responsible for business development, energy logistics, sales and the incubation of new business opportunities such as RNG, hydrogen and a new environmental sustainability office. Webber was promoted to Senior Vice President of Chesapeake Utilities Corporation in 2019. He joined the Company in 2010 and, since that time, has served as President of Florida Public Utilities Company (FPU), as well as Vice President of Gas Operations and Business Development for this subsidiary. Webber currently oversees the Company’s propane gas operations, combined heat and power operations, mobile compressed natural gas (CNG) utility and pipeline solutions and business development companywide.

Michael Galtman was appointed Vice President and Chief Accounting Officer of Chesapeake Utilities Corporation in April 2019. He oversees the technical accounting, financial reporting, financial analysis and planning functions for the Company, which include budgeting, forecasting and the financial component of strategic planning. Galtman works directly with the Company’s leadership team on merger and acquisition transactions, strategic initiatives and the associated financial analyses. In his new role, he will oversee all accounting functions of the Company and will assume the role of principal accounting officer. He has over 20 years of broad-based accounting experience with public companies and the Big Four accounting firms, including serving as Controller and Chief Accounting Officer at Sunoco Logistics Partners, L.P., a publicly traded master limited partnership servicing the energy industry. Galtman is a Certified Public Accountant and member of the Pennsylvania Institute of CPAs.

Mike Cassel will continue to strengthen efforts in gas advocacy with external stakeholders and advance strategic regulatory efforts. Cassel has served as Assistant Vice President of FPU since 2019 and led the Regulatory and Governmental Affairs groups for this subsidiary. Previously, he was the Director of Florida Regulatory and Governmental Affairs. He joined Chesapeake Utilities Corporation in March 2008 as a regulatory analyst for the Company’s Delaware and Maryland Natural Gas Divisions. Cassel has worked to build upon vital regulatory relationships in Florida. He has represented the Company on key regulatory filings and legislation, including those related to tax reform impacts, the electric modernization program and Hurricane Michael recovery, renewable natural gas and many others. Cassel serves on the board of directors for the Florida Natural Gas Association and the Nassau County Economic Development Board, where he also serves as a member of the executive committee. Additionally, Cassel is an active member of the American Gas Association’s state affairs committee.

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Stacie Roberts will continue to be responsible for corporate governance at Chesapeake. Roberts has served as Assistant Vice President of Corporate Governance since 2019. Roberts provides guidance to the Company’s leadership team, including the Board of Directors, on corporate governance and compliance matters. Under her leadership, the corporate governance team was awarded Best Corporate Governance among North American Utilities by Ethical Boardroom magazine in 2021. The team was also named in 2019 as Governance Team of the Year (small to mid-cap sized companies) by Corporate Secretary magazine. Roberts serves on several advisory boards and working groups focused on corporate governance matters. She has 20 years of experience with increasing responsibility in corporate governance, including at a Fortune 500 company.

Lindsay Orr will continue to help develop and expand the Company’s internal legal efforts. Orr joined Chesapeake Utilities Corporation in 2019 as Associate General Counsel and provides counsel to senior management and business units on the Company’s legal affairs, including compliance with applicable laws and regulations, regulatory matters and major business transactions. Prior to joining Chesapeake Utilities Corporation, Orr worked in the legal department of Exelon Corporation, and prior to that practiced litigation and employment law at Drinker Biddle & Reath LLP (now Faegre Drinker Biddle & Reath LLP) and Potter Anderson & Corroon LLP, both in Wilmington, Delaware. She is a member of the legal committee of the American Gas Association and the Association of Corporate Counsel.

About Chesapeake Utilities Corporation

Chesapeake Utilities Corporation is a diversified energy delivery company, listed on the New York Stock Exchange, which is engaged in natural gas transmission and distribution; electricity generation and distribution; propane gas distribution; mobile compressed natural gas utility services and solutions; and other businesses. Information about Chesapeake Utilities Corporation’s businesses is available at www.chpk.com.

Please note that Chesapeake Utilities Corporation is not affiliated with Chesapeake Energy, an oil and natural gas exploration company headquartered in Oklahoma City, Oklahoma.

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For more information, contact:

Brianna Patterson

Manager, Public Relations and Strategic Communications

302-217-7050

bpatterson@chpk.com